Exhibit 1

Oxy 278,525 followers Promoted Occidental's track record is strong, and we are asking #shareholders to support our long-term strategy of value creation. Learn more: https://lnkd.in/d6TmarJ $34B of capital returned to shareholders since 2002(1) (1) As of March 31, 2019 Keep Occidental Moving Forward voteforoccidental.com

Oxy 278,525 followers Promoted Read Occidental's letter to #shareholders here: https://lnkd.in/d-5PQBR 17 consecutive years of dividend increases with a commitment to maintaining and increasing the dividend over time Keep Occidental Moving Forward voteforocciental.com